Exhibit 99.1

Lifeway Foods, Inc. Announces Results for the Fourth Quarter and Year Ended December 31, 2017

Morton Grove, IL — March 30, 2018 — Lifeway Foods, Inc. (Nasdaq: LWAY), the leading U.S. supplier of kefir cultured dairy products, today reported financial results for the fourth quarter and full year ended December 31, 2017.

“This past year, we navigated a rapidly-changing dairy industry landscape and continued to make important progress against the innovation and commercialization priorities of our strategic initiatives. Many of these products are already gaining momentum and contributed to our 2017 financial results,” said CEO Julie Smolyansky. “The recent introduction of Lifeway’s Plantiful, our first non-dairy, plant-based probiotic beverage made with kefir cultures; Elixir, our organic, non-dairy, probiotic sparkling beverage; and Lifeway’s Organic Skyr reflect our vision for a diversified portfolio of health-focused products under the Lifeway name.”

The release of The Kefir Cookbook this month created media and merchandising opportunities for the brand that are unique to the category. We are working to take advantage of this positive press and increased awareness to introduce new consumers to the history, culture, and soul behind our unique and expanding product line. Lifeway’s focus on creating new consumers in expanded demographic sets will be a key priority within our 2018 strategy.

“Our ability to leverage the Lifeway brand and quickly introduce on-trend health and wellness products continues to be a competitive advantage, despite marketplace challenges. Our ongoing capital and strategic investments, combined with our recent successful product introductions, position us well to continue to grow our core business and reach new customers,” Smolyansky added.

Fourth Quarter and Full Year Financial Highlights:

(dollars in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Net sales	$26,257	$30,188	$118,893	$123,879
Gross profit %	19.5%	28.5%	25.8%	28.3%
Net Income (Loss)	$(1,749)	$481	$(346)	$3,479
Earnings (Loss) Per Common Share	$(0.11)	$0.03	$(0.02)	$0.22
Effective Tax Rate	46.4%	58.6%	57.0%	38.3%

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Net Sales by Product Category:

	Year Ended December 31, 2017		Year Ended December 31, 2016
In thousands	$	%	$	%
Drinkable Kefir other than ProBugs	$90,514	76%	$96,782	78%
Cheese	11,516	10%	11,007	9%
Cream and other (a)	6,527	5%	6,114	5%
ProBugs Kefir	4,537	4%	6,722	5%
Other dairy	4,138	4%	1,279	1%
Frozen Kefir (b)	1,661	1%	1,975	2%
Net Sales	$118,893	100%	$123,879	100%

(a)	Includes cream byproducts and other non-dairy products for resale
(b)	Includes Lifeway Kefir Shop sales

About Lifeway Foods, Inc.

Lifeway Foods, Inc. (LWAY), which has been recognized as one of Forbes’ Best Small Companies, is America’s leading supplier of the probiotic, fermented beverage known as kefir. In addition to its line of drinkable kefir, the company also produces cupped kefir and cheese, frozen kefir, specialty cheeses, probiotic supplements and a ProBugs line for kids. Lifeway’s tart and tangy cultured dairy and non-dairy products are now sold across North America, Ireland and the United Kingdom. Learn how Lifeway is good for more than just you at www.lifewaykefir.com.

Forward-Looking Statements

All statements in this release (and oral statements made regarding the subjects of this release) contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, future operating and financial performance, product development, market position, business strategy and objectives. These statements use words, and variations of words, such as “gain,” “position,” “vision,” “ongoing,” “intend,” “innovate,” “continue.” Other examples of forward looking statements may include, but are not limited to, (i) statements of Company plans and objectives, including the introduction of new products, or estimates or predictions of actions by customers or suppliers, (ii) statements of future economic performance, and (III) statements of assumptions underlying other statements and statements about Lifeway or its business. You are cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events and thus are inherently subject to uncertainty. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from Lifeway’s expectations and projections. These risks, uncertainties, and other factors include: price competition; the decisions of customers or consumers; the actions of competitors; changes in the pricing of commodities; the effects of government regulation; possible delays in the introduction of new products; and customer acceptance of products and services. A further list and description of these risks, uncertainties, and other factors can be found in Lifeway’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and the Company’s subsequent filings with the SEC. Copies of these filings are available online at https://www.sec.gov, http://lifewaykefir.com/investor-relations/, or on request from Lifeway. Information in this release is as of the dates and time periods indicated herein, and Lifeway does not undertake to update any of the information contained in these materials, except as required by law. Accordingly, YOU SHOULD NOT RELY ON THE ACCURACY OF ANY OF THE STATEMENTS OR OTHER INFORMATION CONTAINED IN ANY ARCHIVED PRESS RELEASE.

Contact:

Lifeway Foods, Inc.

Phone: 847-967-1010

Email: info@lifeway.net

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